Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or “eFFECTOR” refer to the business of eFFECTOR Therapeutics, Inc. prior to the consummation of the Business Combination, which will be the business of eFFECTOR following the consummation of the Business Combination.

The following discussion and analysis should be read in conjunction with “Selected Financial Data” and our financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion and analysis and other parts of this proxy statement/prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus. You should carefully read the “Risk Factors” section of this proxy statement/prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a clinical-stage biopharmaceutical company focused on pioneering the development of a new class of oncology drugs we refer to as STRIs. Translation is the process in cells whereby the synthesis of proteins is directed by information contained in genetic sequences. We utilized our proprietary selective translation regulation technology platform to internally discover a portfolio of small molecule STRI product candidates. Our product candidates target the eIF4F complex and its activating kinase, mitogen-activated protein kinase (“MNK”). The eIF4F complex is a central node where two of the most frequently mutated signaling pathways in cancer, the PI3K-AKT and RAS-MEK pathways, converge to activate the translation of select mRNA into proteins that are frequent culprits in key disease-driving processes. Inhibition of these targets simultaneously downregulates multiple disease-driving proteins before they are synthesized. Each of our product candidates is designed to act on a single protein that drives the expression of multiple functionally related proteins, including oncoproteins, immunosuppressive proteins in T cells and proteins known to drive drug resistance that together control tumor growth, survival and immune evasion.

Our lead product candidate, tomivosertib, is an oral small-molecule inhibitor of MNK1/2 that we are developing in combination with inhibitors of anti-PD-(L)1 therapy, for the treatment of patients with solid tumors. In June 2021, we initiated dosing in KICKSTART, our randomized Phase 2b clinical trial evaluating both the frontline extension and frontline cohorts in patients with NSCLC with PD-(L)1 expression >50% in combination with pembrolizumab. We expect to report topline data from the frontline extension and frontline cohorts in the first half of 2022 and second half of 2022, respectively. Our second product candidate, zotatifin, is an inhibitor of eIF4A, a component of the eIF4F complex, and is currently being evaluated in a Phase 1/2 clinical trial in patients with certain solid tumors. We have completed the Phase 1 portion of this trial and are currently initiating multiple Phase 2a open-label expansion cohorts in biomarker-selected patients with tumors driven by multiple proteins shown in our preclinical studies to be downregulated by zotatifin. We are also conducting a Phase 1b clinical trial evaluating zotatifin as an antiviral agent against SARS-CoV-2 funded by DARPA. We have entered into a global research collaboration and license agreement with Pfizer for our earliest stage program, inhibitors of eIF4E, and Pfizer is currently conducting IND-enabling studies for this program.

Since our inception in 2012 we have devoted substantially all of our resources to raising capital, identifying potential product candidates, establishing our intellectual property portfolio, conducting preclinical studies and clinical trials, establishing arrangements with third parties for the manufacture of our product candidates and related raw materials, and providing general and administrative support for these operations. We do not have any products approved for sale and have not generated any revenue from product sales. As of June 30, 2021, we have raised a total of $227.0 million to fund our operations, comprised of aggregate gross proceeds of $150.0 million from the sale and issuance of convertible preferred stock, $42.0 million in collaboration revenue under our research collaboration and license agreement with Pfizer (“Pfizer Agreement”), and $35.0 million from loans under credit facilities. Other than with respect to the net income generated as a result of revenue under the Pfizer Agreement generated in 2020, we have incurred significant operating losses since our inception. In addition, in April 2021, we entered into a Research Subaward Agreement with The Regents of the University of California, on behalf of its San Francisco campus (“UCSF”), whereby up to $5.0 million in costs are reimbursable for clinical activities performed to determine the effectiveness of zotatifin in the treatment of COVID-19. For the three and six months ended June 30, 2020, our net income was $8.6 million and $27.7 million, respectively, and for the three and six months ended June 30, 2021, we had a net loss of $5.5 million and $12.1 million, respectively. As of December 31, 2020 and June 30, 2021, we had an accumulated deficit of $136.7 million and $149.0 million, respectively. Substantially all of our operating losses resulted from expenses incurred in connection with the research and development of our product candidates and development programs, and general and administrative costs associated with our operations.

We expect to continue to incur significant expenses and losses for at least the next several years. We anticipate our expenses will increase substantially as we continue our development of, seek regulatory approval for and potentially commercialize any approved product candidates, hire additional personnel, protect our intellectual property and incur additional costs associated with being a public company. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our clinical trials and preclinical studies and our expenditures on other research and development activities. As of June 30, 2021, we had $10.9 million in cash and cash equivalents. To fund further operations, we will need to raise additional capital. The net proceeds from the Business Combination will not be sufficient for us to complete the clinical development of any of our product candidates or, if applicable, to prepare for commercializing any product candidate which may receive approval from the FDA or comparable foreign regulatory authority. Accordingly, we expect to finance our cash needs through a combination of equity offerings, debt financings, or other capital sources, including potential additional collaborations, licenses, and other similar arrangements. Adequate funding may not be available to us on acceptable terms, if at all. Our failure to raise capital or enter into such other arrangements when needed would have a negative impact on our financial condition and could force us to delay, limit, reduce, or terminate our research and development programs or other operations, or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

The COVID-19 worldwide pandemic continues to evolve, and we will continue to monitor the COVID-19 situation. To date, we have not experienced material disruptions in our business operations. However, while it is not possible at this time to estimate the impact that COVID-19 could have on our business in the future, particularly as we advance our product candidates through clinical development, the continued spread of COVID-19 and the measures taken by governmental authorities, and any future epidemic disease outbreaks, could: disrupt the supply chain and the manufacture or shipment of drug substances and finished drug products for our product candidates for use in our clinical trials and preclinical studies; delay, limit or prevent our employees and CROs from continuing research and development activities; impede our clinical trial initiation and recruitment and the ability of patients to continue in clinical trials, including the risk that participants enrolled in our clinical trials will contract COVID-19 or other epidemic disease while the clinical trial is ongoing, which could impact the results of the clinical trial, including by increasing the number of observed adverse events; impede testing, monitoring, data collection and analysis and other related activities; any of which could delay our clinical trials and preclinical studies and increase our development costs, and have a material adverse effect on our business, financial condition and results of operations.

Business Combination Transaction

On August 25, 2021, the Company completed the previously announced business combination pursuant to an Agreement and Plan of Merger dated May 26, 2021, among LWAC, LWAC Merger Sub Inc., eFFECTOR Therapeutics, Inc. (Old eFFECTOR). Upon closing of the business combination, the combined company was renamed eFFECTOR Therapeutics, Inc. (eFFECTOR).

Pursuant to the terms of the Agreement and Plan of Merger, the Company’s shareholders exchanged their interests in the Company for shares of common stock of eFFECTOR. In addition, awards under the Company’s existing equity incentive plans, including the 2013 Plan, continue in full force and effect on the same terms and conditions as were previously applicable to such awards, subject to adjustments to the exercise price and number of shares of common stock issuable upon exercise based on the final conversion ratio calculated in accordance with the Merger Agreement.

Gross proceeds from this transaction totaled approximately $65.9 million, which included funds held in LWAC’s trust account and the completion of a concurrent PIPE financing in which certain investors agreed to subscribe for and purchased an aggregate of $60.7 million of common stock of eFFECTOR. The shareholders of LWAC approved the transaction on August 24, 2021. The transaction was previously approved by the boards of directors of both LWAC and Old eFFECTOR. The transaction will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under the reverse recapitalization model, the business combination will be treated as eFFECTOR issuing equity for the net assets of LWAC, with no goodwill or intangible assets recorded. Under this method of accounting, LWAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the business combination, eFFECTOR stockholders have a majority of the voting power of the combined company, comprise all of the ongoing operations of the combined entity, comprise a majority of the governing body of the combined company, and eFFECTOR senior management comprise all of the senior management of the combined company.

The Combined Company’s cash on hand after giving effect to these transactions, together with eFFECTOR’s existing cash and cash equivalents will be used to fund the research and development of our development programs and for working capital and general corporate purposes. We may also use a portion of the remaining net proceeds and our existing cash and cash equivalents to in-license, acquire or invest in complementary businesses, technologies, products or assets. However, we have no current commitments or obligations to do so.

Financial Overview

Revenue

We currently have no products approved for sale, and all revenue generated has been from the Pfizer Agreement along with grant revenue. In the future, we may generate additional revenue from collaboration, grant or license agreements we have entered into, or may enter into, with respect to our product candidates, as well as product sales from any approved product. Our ability to generate product revenues will depend on the successful development and eventual commercialization of our product candidates. If we fail to complete the development of our product candidates in a timely manner or to obtain regulatory approval for our product candidates, our ability to generate future revenue and our results of operations and financial position would be materially adversely affected.

Pfizer Agreement

In December 2019, we entered into the Pfizer Agreement, to research and develop small molecules that target eIF4E. Pursuant to the Pfizer Agreement, we granted Pfizer a worldwide, exclusive license, with a right to sublicense, under certain of our patents, know-how, and materials to use, develop, manufacture, commercialize, and otherwise exploit compounds or products targeting eIF4E, for any and all indications. Under the agreement, we were responsible for initial research in collaboration with Pfizer, and Pfizer is responsible for all further development of this development program, including submission of an IND and conducting all clinical development and commercialization activities.

Pursuant to the Pfizer Agreement, we received an upfront, one-time, non-refundable, non-creditable payment of $15 million dollars from Pfizer. Pfizer was obligated to reimburse us for costs incurred for research performed, up to a specified cap in the low double-digit millions. Upon the achievement of specified development, regulatory and sales milestones, Pfizer will be obligated to pay us up to $480 million dollars in the aggregate, as well as to pay us high single-digit percentage royalties on annual net sales of each licensed product. See “Business of eFFECTOR — Our Collaboration and License Agreements” with the Amendment No. 2 to Form S-4 filed on August 5, 2021, for additional information about this agreement, including with respect to potential payments to us thereunder.

DARPA Grant

In April 2021, we entered into a Research Subaward Agreement with UCSF, whereby up to $5.0 million in allowable costs are reimbursable for clinical and manufacturing activities related to zotatifin for the treatment of COVID-19 under the DARPA grant. Under the terms of Research Subaward Agreement, we are obligated to provide financial and technical reports to UCSF on a periodic basis.

Operating Expenses

Research and Development Expenses

Research and development expenses primarily consist of costs associated with the preclinical and clinical development of our product candidates. Our research and development expenses include:

•	external costs, including:

•	expenses incurred under arrangements with third parties, such as CROs and consultants and advisors that perform biology, chemistry, toxicology, clinical and regulatory functions;

•	costs related to acquiring and manufacturing preclinical and clinical trial materials, including continued testing such as process validation and stability of drug product;

•	costs related to toxicology testing and other research and preclinical studies; and

•	costs related to compliance with regulatory requirements and license fees.

•	internal costs, including:

•	salaries and related overhead expenses, which include stock-based compensation and benefits, for personnel in research and development functions; and

•	facilities, depreciation, insurance and other expenses related to research and development.

We expense research and development costs as incurred. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received. We track external expenses on a development program and other program specific basis. However, we do not track internal costs on a program specific basis because these costs primarily relate to personnel, facilities and laboratory consumables, which are deployed across multiple programs under development.

The following table summarizes our research and development expenses for the periods indicated (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

External development program expenses:
tomivosertib	$1,621	$940	$3,606	$1,778
zotatifin	1,203	1,468	2,427	2,227
eIF4E	73	627	91	2,730
Unallocated internal research and development expenses:
Personnel related	625	688	1,374	1,477
Others	550	1,103	1,042	2,239

Total research and development expenses	$4,072	$4,826	$8,540	$10,451

We expect our research and development expenses to increase substantially for the foreseeable future as we continue the development of our product candidates, particularly as we move into later stages of clinical development which typically cost more. The process of conducting clinical trials and preclinical studies necessary to obtain regulatory approval is costly and time-consuming. We may never succeed in achieving marketing approval for any of our product candidates. At this time, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of any of our product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. We anticipate we will make determinations as to which product candidates and programs to pursue and how much funding to direct to each product candidate and program on an ongoing basis in response to clinical and preclinical results, regulatory developments, ongoing assessments as to each product candidate’s and program’s commercial potential, and our ability to enter into collaborations, to the extent we determine the resources or expertise of a collaborator would be beneficial for a given product candidate or program.

Our development costs may vary significantly based on factors such as:

•	per patient trial costs;

•	the number and scope of trials required for approval and preclinical and IND-enabling studies;

•	the number of sites included in the trials;

•	the length of time required to enroll suitable patients;

•	the number of doses that patients receive;

•	the number of patients that participate in the trials;

•	the drop-out or discontinuation rates of patients;

•	the duration of patient follow-up;

•	the extent of reimbursement for the costs of approved therapies used in our combination trials;

•	potential additional safety monitoring or other studies requested by regulatory agencies;

•	the number and complexity of procedures, analyses and tests performed during the trial;

•	the phase of development of the product candidate;

•	the impact of any interruptions to our operations or to those of the third parties with whom we work due to the ongoing COVID-19 pandemic or any future epidemics;

•	the efficacy and safety profile of the product candidate; and

•	the extent to which we establish additional collaboration, license or other arrangements.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and other related costs, including stock-based compensation and benefits, and consulting fees for finance, accounting, and human resources functions. Other costs include legal fees relating to patent and corporate matters, insurance, and facility costs not otherwise included in research and development expenses.

We expect our general and administrative expenses will increase substantially for the foreseeable future as we increase our administrative headcount to operate as a public company and as we advance our product candidates through clinical development. We also will incur additional expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the Securities and Exchange Commission, or SEC, and the Nasdaq listing rules, additional insurance expenses, investor relations activities and other administrative and professional services. In addition, if we obtain regulatory approval for any of our product candidates, we expect to incur expenses associated with building a sales and marketing team if we choose to commercialize such product candidates on our own.

Other Income (Expense)

Interest Income

Interest income consists of interest earned on our cash equivalents.

Interest Expense

Interest expense consists of interest on our outstanding debt facilities. All interest expense in 2020 is related to the outstanding term loans with Silicon Valley Bank (“SVB”). We entered into a new debt facility with Oxford Financial LLC (“Oxford”) in March 2021. Interest expense recorded in the three months ended June 30, 2021, consisted of amounts attributable to the Oxford loan, and interest expense recorded in the six months ended June 30, 2021, consisted of amounts attributable to the SVB and Oxford loans.

Loss of Debt Extinguishment

In March 2021, we repaid the SVB terms loans using the proceeds from the Oxford term loan. We recorded a loss on debt extinguishment in the amount of $0.5 million in connection with the transaction, which includes the unamortized debt discount and final payment associated with outstanding SVB term loans at the time of extinguishment along with the $0.1 million prepayment fee.

Other Income

We issued preferred stock warrants in connection with our SVB and Oxford debt facilities that are required to be accounted for as liabilities and remeasured to fair value at each reporting date, with changes in the fair value reported as a component of other income (expense).

Income Taxes

Income tax expense consists of net income (loss), taxed at federal and state tax rates and adjusted for certain permanent differences. We maintain a valuation allowance against our net deferred tax assets. Changes in the valuation allowance when they are recognized in the provision for income taxes may result in a change in the estimated annual effective tax rate.

Results of Operations

Comparison of the Three Months Ended June 30, 2021 and 2020

The following table sets forth our results of operations for the three months ended June 30, 2020 and 2021 (in thousands):

	Three Months Ended June 30,		Period-to-Period Change
	2021	2020

Collaboration revenue	$—	$15,055	$(15,055)
Grant revenue	692	—	692

Total revenue	692	15,055	(14,363)
Operating expenses:
Research and development	4,072	4,826	(754)
General and administrative	1,664	1,126	538

Total operating expenses	5,736	5,952	(216)

(Loss) income from operations	(5,044)	9,103	(14,147)
Other expense	504	384	120
Income tax expense	—	126	(126)

Net (loss) income	$(5,548)	$8,593	$(14,141)

Collaboration and Grant Revenue

Collaboration revenue was zero and $15.1 million for the three months ended June 30, 2021 and 2020, respectively. Grant revenue was $0.7 million and zero for the three months ended June 30, 2021 and 2020, respectively. The decrease in collaboration revenue during this period is due to the recognition of revenue related to the Pfizer Agreement for the development of eIF4E in 2020 with no such revenues in 2021, and the increase in grant revenue is due to the new DARPA grant agreement with UCSF that was entered into during the second quarter of 2021.

Research and Development Expenses

Research and development expenses were $4.1 million and 4.8 million for the three months ended June 30, 2021 and 2020, respectively. The decrease in research and development expenses during this period of $0.7 million, was primarily due to $0.4 million less in lab, facilities and overhead costs for the period due to removal of lab space at the end of 2020, $0.1 million less in consultant costs and $0.1 million less in employee expenses due to decreased headcount. Additionally, there was a $0.1 million decrease in external costs, including $0.6 million less in the development of eIF4E in 2021 compared to 2020 due to development activities for eIF4E in 2020 under the Pfizer Agreement and $0.3 million less in development of eFT226-002 due to less manufacturing activities in 2021, partially offset by $0.7 million increase for eFT508 associated with the KICKSTART trial.

General and Administrative Expenses

General and administrative expenses were $1.7 million and $1.1 million for the three months ended June 30, 2021 and 2020, respectively. The increase in general and administrative expenses during this period of $0.6 million was related to an increase of $0.2 million increase in personnel-related costs and $0.5 million increase in audit and legal expenses not directly related to the merger with LWAC, partially offset by a $0.1 million decrease in facilities and overhead expenses.

Other Expense

Other expense was $0.5 million and $0.4 million for the three months ended June 30, 2021 and 2020, respectively. The increase in other expense during this period of $0.1 million was related to a higher interest expense related to the Oxford debt which had a higher balance compared to the SVB debt in 2020.

Income Tax Expense

Income tax expense was zero and $0.1 million for the three months ended June 30, 2021 and 2020, respectively. The income tax expense in 2020 was due to the state tax impact of the collaboration revenue recorded for the period which was not applicable for 2021.

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table sets forth our results of operations for the six months ended June 30, 2021 and 2020 (in thousands):

	Six Months Ended June 30,		Period-to-Period Change
	2021	2020

Collaboration revenue	$—	$41,384	$(41,384)
Grant revenue	692	—	692

Total revenue	692	41,384	(40,692)
Operating expenses:

Research and development	8,540	10,451	(1,911)
General and administrative	2,933	2,227	706

Total operating expenses	11,473	12,678	(1,205)

(Loss) income from operations	(10,781)	28,706	(39,487)
Other expense	1,349	686	663
Income tax expense	—	346	(346)

Net (loss) income	$(12,130)	$27,674	$(39,804)

Collaboration and Grant Revenue

Collaboration revenue was zero and $41.4 million for the six months ended June 30, 2021 and 2020, respectively. Grant revenue was $0.7 million and zero for the six months ended June 30, 2021 and 2020, respectively. The decrease in collaboration revenue during this period is due to the recognition of revenue related to the Pfizer Agreement for the development of eIF4E in 2020 with no such revenues in 2021, and the increase in grant revenue is due to the new DARPA grant agreement with UCSF that was entered into during the second quarter of 2021.

Research and Development Expenses

Research and development expenses were $8.5 million and $10.5 million for the six months ended June 30, 2021 and 2020, respectively. The decrease in research and development expenses during this period of $2.0 million was due to a decrease of $1.0 million in lab and facilities related expenses, $0.6 million decrease in external costs, $0.2 million decrease in consultant expenses and $0.1 million decrease in employee related expenses. The $0.6 million decrease in external costs included a decrease of $2.7 million related to the eIF4E program resulting from the transfer of substantially all development activities to Pfizer under the Pfizer Agreement, partially offset by an increase of $1.8 million and $0.2 million in clinical development costs associated with the eFT508 and eFT226 programs, respectively.

General and Administrative Expenses

General and administrative expenses were $2.9 million and $2.2 million for the six months ended June 30, 2021 and 2020, respectively. The increase in general and administrative expenses during this period of $0.7 million was related to an increase of $0.5 million in legal and accounting expenses not directly related to the merger with LWAC and an increase of $0.3 million in employee related expenses, partially offset by a decrease of $0.1 million in facility related costs and overhead.

Other Expense

Other expense was $1.4 million and $0.7 million for the six months ended June 30, 2021 and 2020, respectively. The increase in other expense during this period was due to a loss on extinguishment of debt that was recorded in March 2021 as a result of the early payoff of the outstanding term loans with SVB along with increased interest expenses recorded for the outstanding Oxford loan.

Income Tax Expense

Income tax expense was zero and $0.3 million for the six months ended June 30, 2021 and 2020, respectively. The income tax expense in 2020 was due to the state tax impact of the collaboration revenue recorded for the period which was not applicable for 2021.

Liquidity and Capital Resources

Sources of Liquidity

From our inception through June 30, 2021, we have raised a total of $227.0 million to fund our operations, comprised of aggregate gross proceeds of $150.0 million from the sale and issuance of convertible preferred stock, $42.0 million in collaboration revenue under our research collaboration and license agreement with Pfizer, and $35.0 million from loans under credit facilities.

SVB Credit Facility

In August 2018, we entered into a Loan and Security Agreement (“LSA”) with SVB, pursuant to which we may borrow up to $20.0 million, issuable in three separate tranches of $7.5 million (“Term Loan A”), $7.5 million (“Term Loan B”) and $5.0 million (“Term Loan C”), collectively referred to as the Term Loans. The Term Loan A became available at the effective date of the LSA and we borrowed the $7.5 million under the Term Loan A on that date, receiving the cash proceeds in September 2018. Term Loan B was immediately available commencing on the effective date of the LSA and ending on the earlier of 1) August 31, 2019, and 2) the occurrence of an event of default. We borrowed the $7.5 million under Term Loan B in November 2018. Term Loan C was not drawn. The Term Loans had an interest-only period that commenced upon the borrowing of each tranche of the Term Loans with interest due and payable upon the first day of each month. The interest-only period ended August 31, 2020. The Term Loans had a maturity date of February 1, 2023. In connection with the LSA, we issued two separate warrants, each to purchase up to 486,381 shares of Series C Preferred Stock at an exercise price of $0.514 per share, to SVB and Life Science Loans II, LLC (life science loan sector of SVB). The number of shares subject to the warrant are dependent on whether Term Loan A, Term Loan B and Term Loan C are drawn. The number of shares subject to each warrant as of March 31, 2021 and December 31, 2020, was 364,786 in connection with the Term Loan A and Term Loan B. The warrants were set to expire August 31, 2028.

In March 2021, we repaid the SVB Term Loans using the proceeds from Oxford Term A Loans (defined below). The aggregate outstanding principal balance of SVB Term Loans A and B was $11.5 million at the date of repayment. We paid the entire outstanding principal balance, along with a final payment in the amount of $0.8 million (equal to 5.5% of the original aggregate principal amount), a prepayment fee of $0.1 million (equal to 1% of the original aggregate principal amount), and $37,000 of accrued interest. We recorded a loss on debt extinguishment in the amount of $0.5 million in connection with the transaction, which has been recorded in Loss on debt extinguishment on the Statement of Operations for the period. The loss on debt extinguishment includes the unamortized debt discount and final payment associated with Term Loan A and Term Loan B at the time of extinguishment along with the $0.1 million prepayment fee.

Oxford Loan Facility

In March 2021, we entered into a Loan and Security Agreement (“Oxford LSA”) with Oxford, pursuant to which we may borrow up to $30.0 million, issuable in two separate tranches of $20.0 million (“Term A Loan”) and $10.0 million (“Term B Loan”), collectively referred to as the Oxford Loans. The Term A Loan became available at the effective date of the Oxford LSA and $12.5 million of the proceeds were used to pay off the outstanding SVB Term Loans. The remaining net proceeds from Term A Loan of $7.4 million, after taking into effect specified issuance and legal fees designated within the distribution letter, were distributed in March 2021. Term B Loan will only become available upon achievement of certain clinical development milestones (“Phase II Milestones”) and is available until the earlier of (i) May 31, 2022, (ii) forty-five days after the occurrence of the Phase II Milestones, and (iii) the occurrence of an event of default. The Term A Loan has an interest-only period that commences upon the borrowing with interest due and payable upon the first day of each month. The interest-only period ends May 1, 2023, provided that upon the funding of the Term B Loan the end date will be extended to May 1, 2024. We are required to make a final payment equal to 5.5% of each funded tranche at maturity, which has been recorded as a debt discount and is being amortized over the term of the debt arrangements. The Oxford Loans have a maturity date of March 18, 2026. In connection with the Oxford LSA, we issued warrants to purchase a total of 389,105 shares of Series C Preferred Stock at an exercise price of $0.514 per share. The warrants expire May 19, 2031 and are fully exercisable upon issuance.

DARPA Grant

In April 2021, we entered into a Research Subaward Agreement with UCSF, whereby up to $5.0 million in allowable costs are reimbursable for clinical and manufacturing activities related to zotatifin for the treatment of COVID-19 under the DARPA grant. Under the terms of Research Subaward Agreement, we are obligated to provide financial and technical reports to UCSF on a periodic basis. The subaward can be terminated by either party upon written notice and also in the event that DARPA suspends or terminates its award to UCSF. As of June 30, 2021, $4.3 million remains reimbursable for future allowable costs under the grant.

Funding Requirements

As of June 30, 2021, we had $10.9 million in cash and cash equivalents. Based upon our current operating plans, we believe that the estimated net proceeds from the Business Combination and the PIPE Financing, together with our existing cash and cash equivalents and DARPA grant funding, will enable us to fund our operations for at least 12 months from the date of the filing of this 8-K. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we expect. Furthermore, our operating plans may change and we may need additional funds sooner than planned. Additionally, the process of testing product candidates in clinical trials is costly, and the timing of progress in these trials is uncertain. Our future capital requirements are difficult to forecast and will depend on many factors, including but not limited to:

•	the type, number, scope, progress, expansions, results of and timing of clinical trials and preclinical studies of our product candidates which we are pursuing or may choose to pursue in the future;

•	the costs, timing and outcome of regulatory review of our product candidates;

•	the costs of obtaining, maintaining and enforcing our patents and other intellectual property rights;

•	the costs and timing of manufacturing for our product candidates, including commercial manufacturing if any product candidate is approved;

•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company, including enhanced internal controls over financial reporting;

•	the costs associated with hiring additional personnel and consultants as our clinical and preclinical activities increase;

•	the costs and timing of establishing or securing sales and marketing capabilities if any product candidate is approved;

•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products ;

•	any delays and cost increases that result from the COVID-19 pandemic or future epidemic diseases;

•	the terms and timing of establishing and maintaining additional collaborations, licenses and other similar arrangements; and

•	the costs associated with any products or technologies that we may in-license or acquire.

We have no other committed sources of capital, other than potential additional draw downs under the Oxford facility and the remaining reimbursement under the DARPA grant. Until we can generate a sufficient amount of product revenue to finance our cash requirements, if ever, we expect to finance our future cash needs primarily through equity offerings, debt financings or other capital sources, including potential additional collaborations, licenses and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through other collaborations or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our research and development programs or other operations, or grant rights to develop and market product candidates to third parties that we would otherwise prefer to develop and market ourselves.

We have prepared cash flow forecasts which indicate that based on our expected operating cash flows, including net proceeds from the Business Combination and PIPE Financing discussed above, there is sufficient cash-on-hand to fund planned operations for at least twelve months from the date that the financial statements for the three and six months ended June 30, 2021, are issued.

Cash Flows

The following table sets forth the cash flow from operating, investing and financing activities for the six months ended June 30, 2021 and 2020 (in thousands):

	Six Months Ended June 30,
	2021	2020

Net cash provided by (used in):
Operating activities	$(10,813)	$28,717
Investing activities	607	—
Financing activities	5,870	89

Net (decrease) increase in cash	$(4,336)	$28,806

Comparison of the Six Months Ended June 30, 2021 and 2020

Operating Activities

During the six months ended June 30, 2021, net cash used in operating activities was $10.8 million, which resulted from a net loss of $12.1 million adjusted for changes in operating assets and liabilities and non-cash charges. Non-cash charges included $0.5 million from a loss recorded on debt extinguishment, $0.3 million in stock-based compensation and $0.1 million in non-cash interest expense. Changes in operating assets and liabilities included a $0.4 million increase in prepaid expenses and other assets primarily related to the receivable recorded for the UCSF grant revenue earned through June 30, 2021 and a $0.5 million increase in accrued expenses primarily related to legal and audit fees in relation to the Business Combination.

During the six months ended June 30, 2020, net cash provided by operating activities was $28.7 million, which resulted from net income of $27.7 million adjusted for changes in operating assets and liabilities and non-cash charges. Non-cash charges included $0.2 million in stock-based compensation and $0.1 million of depreciation and amortization expense. Changes in operating assets and liabilities included a $0.4 million decrease in prepaid expenses and other assets primarily related to the collection of the $0.2 million receivable recorded for the R&D payroll tax credit refund, and a $0.2 million reduction in prepaid expenses, a decrease in accrued expenses of $0.5 million primarily related to a reduction in the accrued bonus balance as 2019 bonuses were paid in the first quarter of 2020, and an increase in deferred revenue of $0.6 million primarily related to receipts in excess of revenue recognized, related to the Pfizer collaboration agreement.

Investing Activities

During the six months ended June 30, 2021, net cash provided by investing activities was $0.6 million as a result of proceeds received in connection with the sale of laboratory equipment.

There were no investing activities recorded during the six months ended June 30, 2020.

Financing Activities

During the six months ended June 30, 2021, net cash provided by financing activities was $5.9 million, which was the result of net proceeds of $19.8 million from the issuance of the Oxford Term A Loans, partially offset by the $13.9 million repayment of the previously outstanding SVB Term A and Term B loans.

During the six months ended June 30, 2020, net cash provided by financing activities was $0.1 million, which was the result of proceeds from the exercise of stock options during the period.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our financial statements and accompanying notes. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our financial statements appearing elsewhere in this 8-K filing, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We evaluate collaboration arrangements to determine whether units of account within the collaboration arrangement exhibit the characteristics of a vendor and customer relationship. For arrangements and units of account where a customer relationship exists, we apply the revenue recognition guidance. We recognize revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. To determine revenue recognition for contracts with customers we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations. At contract inception, we assess the goods or services promised within each contract and assesses whether each promised good or service is distinct and determines those that are performance obligations. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

If a license to our intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, we recognize revenues from non-refundable, upfront fees allocated to the license when the license is transferred to the licensee and the licensee is able to use and benefit from the license. For licenses that are bundled with other performance obligations, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. We evaluate the measure of progress each reporting period and, if necessary, adjust the measure of performance and related revenue recognition on a prospective basis.

For research and development services performed under a collaboration agreement in which the performance obligation is satisfied over time, we measure the progress of the activities using an input method. The input methods used are based on the effort expended or costs incurred toward the satisfaction of the related performance obligation. We estimate the amount of effort expended, including the time we estimate it will take to complete the activities, or costs incurred in a given period, relative to the estimated total effort or costs to satisfy the performance obligation. This results in a percentage that is multiplied by the consideration allocated to the research and development services to determine the amount of revenue recognized each period. This approach requires estimates and the use of significant judgement. If the estimates or judgements change over the course of the collaboration, they may affect the timing and amount of revenue recognized in the current and future periods.

Milestones

At the inception of each arrangement that includes milestone payments (variable consideration), we evaluate whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within our or our collaboration partner’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received. The transaction price is then allocated to each performance obligation on a relative stand-alone selling price basis, for which we recognize revenue as or when the performance obligations under the contract are satisfied. At the end of each subsequent reporting period, we re-evaluate the probability of achievement of such milestones and any related constraint, and if necessary, adjusts our estimate of the overall transaction price. Any such adjustments are allocated on a cumulative catch-up basis to satisfied and partially satisfied performance obligations, with the consideration allocated to an ongoing performance obligation being recognized over the period of performance.

Royalties

For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and for which the license is deemed to be the predominant item to which the royalties relate, we recognize revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, we have not recognized any royalty revenue from any collaborative arrangement.

Grant Revenue

Grant revenues are derived from a grant with the Defense Advanced Research Projects Agency (“DARPA”) through the University of California, San Francisco (“UCSF”). We recognize DARPA Grant revenue as reimbursable grant costs are incurred up to pre-approved award limits within the budget period. The costs associated with these reimbursements are reflected as a component of research and development expense in the accompanying statements of operations.

Clinical Trial Accruals and Preclinical Studies

We are required to estimate our expenses resulting from our obligations under contracts with vendors and consultants, CROs and clinical sites in connection with conducting clinical trials and preclinical studies. The financial terms of these contracts are subject to negotiations which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. We reflect clinical trial and preclinical study expenses in our financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the clinical trial or preclinical study as measured by the timing of various aspects of the clinical trial, preclinical study, or related activities. We determine accrual estimates through review of the underlying contracts along with preparation of financial models taking into account correspondence with clinical and other key personnel and third-party service providers as to the progress of the clinical trials, preclinical studies, or other services being conducted. During the course of a clinical trial or preclinical study, we adjust our rate of expense recognition if actual results differ from our estimates. To date, there have been no material differences from our estimates to the amount incurred. However, due to the nature of estimates, we cannot assure you that we will not make changes to our estimates in the future as we become aware of additional information about the status or conduct of our clinical trials, preclinical studies or other research activities.

Preferred Stock Warrants

We have issued freestanding warrants to purchase shares of its convertible preferred stock. Since the underlying convertible preferred stock is classified outside of permanent equity, these warrants are classified as liabilities in the accompanying balance sheets. Warrants classified as liabilities are recorded at their estimated fair value on the date of issuance and are revalued at each subsequent balance sheet date, with fair value changes recognized in other income (expense), net in the accompanying statements of operations and comprehensive income (loss). We estimate the fair value of these warrants using the Black-Scholes option pricing model.

Stock-Based Compensation Expense

Stock-based compensation expense represents the cost of the grant date fair value of employee stock option grants recognized over the requisite service period of the awards (usually the vesting period) on a straight- line basis. We estimate the fair value of stock option grants using the Black-Scholes option-pricing model. We account for stock options granted to non-employees using the fair value approach.

The Black-Scholes option-pricing model requires the use of subjective assumptions, including the risk- free interest rate, the expected stock price volatility, the expected term of stock options, the expected dividend yield and the fair value of the underlying common stock on the date of grant. See Note 8 to our financial statements included elsewhere in this 8-K filing for information concerning certain of the specific assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options granted in the three and six months ended June 30, 2020 and 2021.

Other Information

Income Taxes

We are subject to corporate U.S. federal and state income taxation. As of December 31, 2020, we had federal and California net operating loss (“NOL”) carryforwards of approximately $141.2 million and $36.6 million, respectively, and federal and California research and development (“R&D” tax) credit carryforwards of approximately $7.4 million and $3.3 million, respectively. Federal NOLs of $62.8 million carry forward indefinitely and $78.4 million of our federal NOL and all of our California NOLs and federal R&D tax credit carryforwards will begin to expire in 2034, unless previously utilized. The California R&D tax credit carryforwards are available indefinitely. We have a full valuation allowance against all net deferred tax assets because it is more likely than not that they will be unrealized.

The future use of NOL and tax credit carryforwards may be limited due to changes in ownership. In general, if we experience a greater than 50% aggregate change in ownership of certain significant stockholders or groups over a three-year period, or a Section 382 ownership change, utilization of our pre-change net operating loss carryforwards would be subject to an annual limitation under Section 382 of the Internal Revenue Code of 1986, as amended (“IRC”), and similar state laws. The annual limitation generally is determined by multiplying the value of our stock at the time of such ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate. Such limitations may result in expiration of a portion of the pre-change net operating loss carryforwards before utilization and may be substantial.

We completed a preliminary Code Sections 382 and 383 analysis to assess whether an ownership change has occurred since our formation through December 31, 2015, and determined that it was more likely than not that we had an ownership change in May 2013. We updated the preliminary study by completing an analysis of the net operating losses and research credits through December 31, 2020, and determined that it is more likely than not that we did not experience an ownership change during this update period. Any limitations to our federal and California net operating losses have been removed from our summary of deferred tax assets schedule with a corresponding decrease in the valuation allowance.

Emerging growth company and smaller reporting company status

Following the Business Combination, we will qualify as an emerging growth company under the JOBS Act. As such, we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We also intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley.

We will remain an emerging growth company until the earliest of (i) December 31, 2026; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion; (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which we have issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Recent Accounting Pronouncements

See Note 2 to our financial statements included elsewhere in this 8-K filing for information concerning recent accounting pronouncements.

Quantitative and Qualitative Disclosures about Market Risk

Interest rate risk

The market risk inherent in our financial instruments and in our financial position represents the potential loss arising from adverse changes in interest rates. As of June 30, 2021, we had $10.9 million in cash and cash equivalents, consisting of non-interest and interest-bearing money market funds. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term, low-risk profile of our money market funds, an immediate 100 basis point change in interest rates would not have a material effect on the fair market value of our cash equivalents.

Our outstanding Oxford Term A Loan carries a variable interest rate equal to the greater of (i) 7.7% and (ii) the sum of the prime rate plus 4.45%. The impact of a 100 basis point change in market interest rate would not have a material impact on our financial condition and/or results of operations.

Foreign currency exchange risk

Our reporting and functional currency is the U.S. dollar. We currently do not have significant exposure to foreign currencies as we hold no foreign exchange contracts, option contracts, or other foreign hedging arrangements. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Effects of inflation

Inflation generally affects us by increasing our cost of labor and research and development contract costs. We believe inflation has not had a material effect on our results of operations during the periods presented.